Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 29, 2024

SJW Group,
110 W. Taylor Street,
San Jose, California 95110.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $200,000,000 aggregate offering price of common stock, par value $0.001 per share (the “Securities”), of SJW Group, a Delaware corporation (the “Company”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on October 29, 2024 and the Prospectus, dated October 29, 2024 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated October 29, 2024 (the “Prospectus Supplement”) relating to the Securities, to be offered pursuant to the Equity Distribution Agreement, dated October 29, 2024 (the “Equity Distribution Agreement”), by and among the Company and the Agents named therein, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the terms of the issue and sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Equity Distribution Agreement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of

SJW Group

Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP